Exhibit 99.1

Frisch’s Announces Appointment of Brookwood Associates

For Golden Corral Strategic Study

FOR IMMEDIATE RELEASE

Cincinnati, Ohio—October 12, 2011, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) today announced that it has engaged Brookwood Associates, L.L.C., an investment banking firm specializing in the restaurant industry, to assist the Company in its evaluation of strategic alternatives for its Golden Corral business segment.

President and Chief Executive Officer, Craig F. Maier explained, “We are focused on optimizing the value of our investment in our Golden Corral segment and we look forward to working closely with Brookwood Associates to achieve this goal”.

Maier concluded, “We do not have any specific strategic or financial transaction in mind nor do we have any fixed endpoint for this project’s conclusion.”

The Company anticipates it will make no further announcements regarding this strategic review unless there are material developments.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Mark R. Lanning	Amy Forrestal
Vice President-Finance and CFO	Managing Director
Frisch’s Restaurants, Inc.	Brookwood Associates
(513) 559-5200	(404)874-7433 ext. 14
www.frischs.com	www.brookwoodassociates.com

Jeb Ball
Managing Director
Brookwood Associates
(704)705-3654